Exhibit 10.5
First Amendment to the
Natural Health Trends Corp. 2014 Long-Term Incentive Plan
(Restated as of January 1, 2016)
THIS AMENDMENT to the Natural Health Trends Corp. 2014 Long-Term Incentive Plan, Restated as of January 1, 2016 (the “Plan”), is hereby adopted by Natural Health Trends Corp., a Delaware corporation (the “Company”), to be effective as of January 1, 2016 (the “Effective Date”).
WITNESSETH
WHEREAS, the Company sponsors and administers the Plan for the benefit of eligible employees of the Company;
WHEREAS, the Plan provides that amounts payable to participants will be paid in a combination of cash and common stock of the Company in a total of seventy individual monthly installments concluding in December, 2023, provided the recipient remains continuously employed by the Company as of the date on which each installment payment is made;
WHEREAS, the Company currently distributes all common stock payable under the Plan in the form of awards from the Natural Health Trends Corp. 2016 Equity Incentive Plan (the “Equity Plan”); and
WHEREAS, the Compensation Committee of the Board of Directors of the Company desires to amend the Plan to conform the Plan to the Company’s existing practices and ease administrative burdens by providing that Plan distributions that are made in the form of the Company’s common stock or other common stock rights will be made in a single, one-time award under the Equity Plan;
NOW, THEREFORE, Sections 5.2 and 5.3 of the Plan are restated in their entirety to provide as follows, effective as of the Effective Date:

5.2
Distribution of Incentive Payments. Following the conclusion of each Performance Period, the Committee, based, to the extent applicable, on the Company’s audited financial statements for the Company’s taxable year in which such Performance Period ends, will certify in writing the extent to which the applicable performance goals for such Performance Period have been satisfied. Thereafter, payments under an Individual Award Opportunity shall, except as provided in Section 5.3, be made in accordance with the following:

(a)
Form of Distributions. Distributions under this Section 5.2 may be made, in the sole discretion of the Administrator, in the form of cash or in the form of an award of a number of whole shares of Common Stock or other Common Stock rights having an equivalent cash value under the terms of the Natural Health Trends Corp. 2016 Equity Incentive Plan or other applicable plan of the Company.

(b)	Schedule of Cash Distributions.

(i)
Fifty percent (50%) of the payment under an Individual Award Opportunity for a Performance Period that is payable in cash shall be paid in thirty-five (35) equal consecutive monthly installments commencing in February of the calendar year immediately following the conclusion of the Performance Period to which the Individual Award Opportunity relates; and

(ii)
The remaining fifty percent (50%) of the payment earned under an Individual Award Opportunity for a Performance Period that is payable in cash shall be paid in thirty-five (35) equal consecutive monthly installments commencing in February, 2021 and ending in December, 2023.

(c)
Schedule of Common Stock Distributions.     The portion of the Participant’s Individual Award Opportunity for a Performance Period that is payable in Common Stock or other Common Stock rights shall be satisfied in a single distribution in February of the calendar year immediately following the conclusion of the Performance Period to which the Individual Award Opportunity relates, or as soon thereafter as is administratively practical. This distribution will take the form of an award under the Natural Health Trends Corp. 2016 Equity Incentive Plan, or other applicable plan of the Company, subject to the terms, including vesting, of the applicable plan and award agreement under which such award is made.

(d)
Special Rule Affecting Certain 2016 Distributions. Notwithstanding any provision of this Section to the contrary, all distributions to be made under Section 5.2 above in connection with the 2015 Performance Period to Participants who are “covered employees” within the meaning of Section 162(m) of the Code to which the Participant may become entitled shall be postponed, and distributions relating to these Individual Award Opportunities shall be conditioned on the receipt of the approval of the Company’s stockholders of the material terms of the Plan’s performance goals and other criteria under Article IV in accordance with Treasury Regulation Section 1.162-27(e)(4). Provided stockholder approval is obtained, the payments under Section 5.2 above that were postponed in accordance with the last sentence shall be paid to the affected Participant in a single lump-sum, without interest, as soon as administratively practicable following the conclusion of the 2016 annual meeting of the Company’s stockholders, but in no event later than April 30, 2016. All remaining payments under Section 5.2 to which the Participant may become entitled with respect to the 2015 Performance Period shall be paid as originally scheduled, subject to the applicable provisions of this Article V. In no event will any distribution under this Section 5.2 be delayed to such an extent that the amount would be treated as non-qualified deferred compensation under Section 409A of the Code.

5.3
Continuous Employment Requirement. Except as provided in this Section 5.3, to be eligible to receive a distribution under Section 5.2, a participant must remain in a continuous employment or other service provider relationship with the Company, Parent, or a Subsidiary through both the conclusion of the Performance Period to which an Individual Award Opportunity relates and through the date on which either each cash installment payment under Section 5.2(b)(i) or (ii) is made or the “grant date” (as defined in Section 2(s) of the Natural Health Trends Corp. 2016 Equity Incentive Plan or other applicable plan of the Company) on which the shares of Common Stock are distributed under Section 5.2(c). If the Participant separates from service for any reason other than on account of a Qualifying Termination Event (defined below), any Individual Award Opportunity granted to the Participant that remains undistributed shall be immediately and irrevocably forfeited in full.

(a)
In the event of the Participant’s separation from service with the Company, Parent, or a Subsidiary on account of death, upon Disability, involuntarily for a reason other than for Cause, voluntarily for Good Reason, due to Retirement, or upon a Change in Control Termination (each, a “Qualifying Termination Event”):

(i)	any Individual Award Opportunity granted to the Participant for the Performance Period during which he or she separates from service shall be immediately and irrevocably forfeited in full; and

(ii)
any Individual Award Opportunity applicable to any prior Performance Period, the performance goals for which were satisfied prior to the Participant’s Qualifying Termination Event but the proceeds of which remain undistributed, shall be paid to the Participant or, if applicable, the Participant’s Beneficiary(ies) in a single lump sum, net applicable withholding and other taxes, within 2-1/2 months following the Participant’s separation from service and as soon as administratively practicable after the Committee has certified in writing the extent to which the applicable performance goals for earning one or more Individual Award Opportunities have been satisfied.

(b)
Whether the Participant experienced a Qualifying Termination Event shall be determined by the Committee in its sole discretion, but in good faith. Whether a Participant has experienced a separation from service shall be interpreted by the Committee in accordance with Treasury Regulation 1.409A-1(h).

IN WITNESS WHEREOF, the undersigned has executed this Amendment this 14th day of November, 2016 to be effective as of the 1st day of January, 2016.
NATURAL HEALTH TRENDS CORP.

By:    /s/ Timothy S. Davidson
Timothy S. Davidson

Title:    Chief Financial Officer